Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ascendis Pharma A/S

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title*	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, DKK 1 nominal value per share	457(c) and 457(h)	694,908(2)	$155.53(3)	$108,079,041.24	$147.60 per $1,000,000	$15,952.47

Equity	Ordinary shares, DKK 1 nominal value per share	457(c) and 457(h)	92,655(4)	$155.53(3)	$14,410,632.15	$147.60 per $1,000,000	$2,127.01

Total Offering Amounts					$122,489,673.39		$18,079.48

Total Fee Offsets (5)							—

Net Fee Due							$18,079.48

*

The ordinary shares registered hereby may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents one ordinary share. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-201695).

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional ordinary shares of the Registrant that become issuable under the Ascendis Pharma A/S Restricted Stock Unit Program (the “RSU Program”) and the Ascendis Pharma A/S Performance Stock Unit Program (the “PSU Program”), by reason of any share dividend, share split, bonus issue, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding ordinary shares.

(2)	Represents 694,908 ordinary shares represented by ADSs available for future issuance under the RSU Program.
(3)

Pursuant to 457(c) and 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s ADSs as reported on the Nasdaq Global Select Market on February 27, 2024, which date is within five business days prior to filing this Registration Statement.

(4)	Represents 92,655 ordinary shares represented by ADSs available for future issuance under the PSU Program.
(5)	The Registrant does not have any fee offsets.